EXHIBIT 8.1

	Country of incorporation	Total stock held
Agenciamiento y Servicios Profesionales S.A. de C.V.	Mexico	99.9990%
Arauco Argentina S.A. (Ex-Alto Paraná S.A.)	Argentina	99.9801
Arauco Australia Pty Ltd.	Australia	99.9990
Arauco Bioenergía S.A.	Chile	99.9999
Arauco Colombia S.A.	Colombia	99.9982
Arauco do Brasil S.A	Brazil	99.9990
Arauco Florestal Arapoti S.A.	Brazil	79.9992
Arauco Forest Brasil S.A.	Brazil	99.9991
Arauco Europe Cooperatief U.A. (Ex-Holanda Cooperatief U.A.)	The Netherlands	99.9990
Arauco Panels USA LLC	U.S.A.	99.9990
Arauco Perú S.A.	Peru	99.9990
Arauco Wood Products, Inc.	U.S.A.	99.9990
Araucomex S.A. de C.V.	Mexico	99.9990
Consorcio Protección Fitosanitaria Forestal S.A.	Chile	57.7404
Empreendimentos Florestais Santa Cruz Ltda.	Brazil	99.9789
Flakeboard America Limited	U.S.A.	99.9990
Flakeboard Company Limited	Canada	99.9990
Forestal Arauco S.A.	Chile	99.9484
Forestal Cholguán S.A.	Panama	98.4478
Forestal Concepción S.A.	Chile	99.9990
Forestal Los Lagos S.A.	Chile	79.9587
Forestal Nuestra Señora del Carmen S.A.	Argentina	99.9805
Forestal Talavera S.A.	Argentina	99.9942
Greenagro S.A.	Argentina	97.9805
Inversiones Arauco Internacional Ltda.	Chile	99.9990
Investigaciones Forestales Bioforest S.A.	Chile	99.9489
Leasing Forestal S.A.	Argentina	99.9801
Mahal Empreendimentos e Participacoes S.A.	Brazil	99.9934
Novo Oeste Gestao de Ativos Florestais S.A.	Brazil	99.9990
Paneles Arauco S.A.	Chile	99.9995
Savitar S.A.	Argentina	99.9841
Servicios Aéreos Forestales Ltda.	Chile	99.9990
Servicios Logísticos Arauco S.A.	Chile	99.9997